Exhibit 99.1

Consolidated Financial Statements of

NYTIS EXPLORATION (USA) INC.

December 31, 2009 and 2008

NYTIS EXPLORATION (USA) INC.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of

Nytis Exploration (USA) Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Nytis Exploration (USA) Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nytis Exploration (USA) Inc. and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, as of December 31 2009, the Company changed its method of determining quantities of oil and gas reserves which impacted the amount recorded for depreciation, depletion and amortization and impairment for oil and gas properties.

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
February 14, 2011

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$208,295	$695,358
Accounts receivable	1,229,678	1,598,359
Prepaid expenses and deposits	199,598	133,963
Derivative assets	—	118,337
Total current assets	1,637,571	2,546,017

Oil and gas properties, at cost, net (based on the full cost method of accounting for oil and gas properties) (note 5)	41,872,571	59,622,450
Other property and equipment, net	128,187	138,121
	42,000,758	59,760,571

Deferred tax asset	4,784,000	—
Other long-term assets	149,172	149,588

Total assets	$48,571,501	$62,456,176

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,906,230	$1,848,567
Derivative liabilities	123,670	—
	2,029,900	1,848,567
Non-current liabilities:
Due to related parties (note 14)	5,504,213	4,536,800
Asset retirement obligation (note 1)	749,470	669,963
Notes payable (note 6)	24,047,233	25,527,233
Total non-current liabilities	30,300,916	30,733,996

Commitments and contingencies (notes 10, 11 and 12)

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 1,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 100,000 shares, 29,375 shares issued and outstanding at December 31, 2009 and December 31, 2008	282	282
Additional paid-in capital	28,179,398	28,179,398
Non-controlling interests	847,181	826,406
Share purchase promissory note (note 8)	(655,298)	(618,236)
(Accumulated deficit) retained earnings	(12,130,878)	1,485,763
Total stockholders’ equity	16,240,685	29,873,613

Total liabilities and stockholders’ equity	$48,571,501	$62,456,176

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Consolidated Statements of Operations

	Year Ended December 31, 2009	Year Ended December 31, 2008

Revenue:
Oil and gas	$5,902,747	$9,830,267
Interest income	37,959	37,663
Other income	334,878	433,363
Total revenue	6,275,584	10,301,293

Expenses:
Lease operating expenses	1,134,936	1,137,994
Transportation costs	393,409	165,394
Production and property taxes	563,502	485,378
General and administrative	2,672,215	2,808,890
Depreciation, depletion and amortization	2,625,086	2,030,305
Accretion of asset retirement obligations	43,315	60,200
Impairment of oil and gas properties	16,076,515	—
Interest	1,167,247	1,411,505
Other	—	26,590
Total expenses	24,676,225	8,126,256

Deferred tax benefit	4,784,000	—

Net (loss) income	(13,616,641)	2,175,037

Net income attributable to non-controlling interests	—	(54,926)

Net (loss) income attributable to controlling interest	$(13,616,641)	$2,120,111

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in	Non-controlling	Share Purchase Promissory	(Accumulated Deficit)/ Retained	Total Stockholders’
	Shares	Amount	Capital	Interests	Note	Earnings	Equity

Balances, December 31, 2007	29,275	$282	$28,131,576	$753,253	$(583,180)	$(634,348)	$27,667,583

Interest on promissory note	—	—	—	—	(35,056)	—	(35,056)
Contributions	—	—	—	18,227	—	—	18,227
Restricted stock issued	100	—	—	—	—	—	—
Stock-based compensation	—	—	47,822	—	—	—	47,822
Net income	—	—	—	54,926	—	2,120,111	2,175,037

Balances, December 31, 2008	29,375	282	28,179,398	826,406	(618,236)	1,485,763	29,873,613

Interest on promissory note	—	—	—	—	(37,062)	—	(37,062)
Contributions	—	—	—	20,775	—	—	20,775
Restricted stock issued	175	—	—	—	—	—	—
Restricted stock forfeited	(175)	—	—	—	—	—	—
Net loss	—	—	—	—	—	(13,616,641)	(13,616,641)

Balances, December 31, 2009	29,375	$282	$28,179,398	$847,181	$(655,298)	$(12,130,878)	$16,240,685

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2009	Year Ended December 31, 2008

Cash flows from operating activities:
Net (loss) income	$(13,616,641)	$2,175,037
Items not involving cash:
Depreciation, depletion and amortization	2,625,086	2,030,305
Accretion of asset retirement obligations	43,315	60,200
Impairment of oil and gas properties	16,076,515	—
Deferred tax benefit	(4,784,000)	—
Unrealized derivative loss (gain)	242,007	(118,337)
Stock-based compensation expense	—	47,822
Net change in:
Accounts receivable	331,618	274,569
Prepaid expenses and deposits	(65,634)	(69,372)
Accounts payable and accrued liabilities	1,191,200	1,141,695
Net cash provided by operating activities	2,043,466	5,541,919

Cash flows from investing activities:
Acquisition and development of properties and equipment	(3,841,157)	(7,038,433)
Proceeds from disposition of assets	2,769,438	410,000
Long-term deposits	415	19
Net cash used in investing activities	(1,071,304)	(6,628,414)

Cash flows from financing activities:
Issue of minority interests in subsidiary	20,775	18,028
Proceeds from notes payable	520,000	1,578,476
Payments on notes payable	(2,000,000)	(4,163)
Net cash (used in) provided by financing activities	(1,459,225)	1,592,341

Net (decrease) increase in cash	(487,063)	505,846

Cash and cash equivalents, beginning of period	695,358	189,512

Cash and cash equivalents, end of period	$208,295	$695,358

See accompanying notes to consolidated financial statements.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 1 — Nature of Operations and Significant Accounting Policies

Nytis Exploration (USA) Inc. (Nytis or the Company) is an independent oil and gas company engaged in the exploration, development and production of natural gas in the United States.  The Company’s business is comprised of the assets and properties of Nytis Exploration Company LLC (Nytis LLC) and Nytis Exploration of Pennsylvania LLC (Nytis Pennsylvania) which conduct the Company’s operations in the Appalachian and Illinois Basins.  Collectively Nytis, Nytis LLC and Nytis Pennsylvania are referred to as the Company.

Accounting policies used by the Company reflect industry practices and conform to accounting principles generally accepted in the United States of America.  The more significant of such accounting policies are briefly discussed below.

Principles of Consolidation

The consolidated financial statements include the accounts of Nytis and its consolidated subsidiaries.  The Company owns 90% of Nytis Pennsylvania and approximately 98% of Nytis LLC.  All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents in excess of daily requirements have been generally invested in money market accounts, certificates of deposits and other cash equivalents with maturities of three months or less.  Such investments are deemed to be cash equivalents for purposes of the consolidated financial statements.  The carrying amount of cash equivalents approximates fair value because of the short maturity and high credit quality of these investments.

Accounts Receivable

Revenue producing activities are conducted primarily in Illinois, Ohio, Kentucky, Pennsylvania and West Virginia.  The Company grants credit to all qualified customers, which potentially subjects the Company to credit risk resulting from, among other factors, adverse changes in the industries in which the Company operates and the financial condition of its customers.  The Company continuously monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon its historical experience and any specific customer collection issues that it has identified.  At December 31, 2009 and 2008, the Company had not identified any collection issues and as a consequence no allowance for doubtful accounts was provided for on those dates.  During 2009, the Company’s primary purchaser of its natural gas accounted for 45% of the Company’s natural gas revenues and represented approximately 43% of the Company’s natural gas accounts receivable at December 31, 2009.  A different primary purchaser accounted for approximately 43% and 56% of the Company’s natural gas revenues during 2008 and represented approximately 39% of the Company’s natural gas accounts receivable at December 31, 2008.  There are a number of purchasers in the areas that the Company sells its production and accordingly, management does not believe changing purchasers, as the Company elected to do in 2009, or a loss of a single purchaser would materially impact the Company’s business.

Accounting for Oil and Gas Operations

The Company uses the full cost method of accounting for oil and gas properties.  Accordingly, all costs incidental to the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, dry holes and leasehold equipments, are capitalized.  Overhead costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and which are not related to production, general corporate overhead or similar activities, are also capitalized.

Unproved properties are excluded from amortized capitalized costs until it is determined whether or not proved reserves can be assigned to such properties.  Nytis assesses its unproved properties for impairment at least annually.  Significant unproved properties are assessed individually.  During 2009, approximately $620,000 of expiring acreage primarily in Indiana, Kentucky, Ohio and Pennsylvania was reclassified into proved property.  This acreage represents leases that will expire during 2010 and will not be renewed.  During 2008, approximately $259,000 of expiring acreage primarily in Pennsylvania was reclassified into proved property.  These costs were included in the ceiling test and depletion calculations.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 1 — Nature of Operations and Significant Accounting Policies (continued)

Accounting for Oil and Gas Operations (continued)

The Company performs a ceiling test annually.  The full cost ceiling test is a limitation on capitalized costs prescribed by Securities and Exchange Commission (SEC) Regulation S-X Rule 4-10.  The ceiling test is not a fair value based measurement. Rather, it is a standardized mathematical calculation.  The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties.  Should the net capitalized costs exceed the sum of the components noted above, a ceiling test write-down would be recognized to the extent of the excess capitalized costs.

The December 31, 2009 ceiling test was based on average first-of-the-month prices during the twelve-month period prior to December 31, 2009 pursuant to the SEC’s new ‘‘Modernization of Oil and Gas Reporting’’ rule (see Note 2).  As a result of applying the new pricing rules and the five year limitation rule for proved undeveloped reserves, the Company recognized a ceiling test impairment expense of $16.1 million as of December 31, 2009.   Based on the prior rules utilizing spot prices at the end of the year, the Company would have not exceeded its ceiling limitation.  The December 31, 2008 ceiling test, which was based on December 31, 2008 spot prices, did not result in an impairment expense.

Capitalized costs are depleted by an equivalent unit-of-production method, converting gas to oil at the ratio of six thousand cubic feet of natural gas to one barrel of oil.  Depletion is calculated using the capitalized costs, including estimated asset retirement costs, plus the estimated future expenditures (based on current costs) to be incurred in developing proved reserves, net of estimated salvage values.

No gain or loss is recognized upon disposal of oil and gas properties unless such disposal significantly alters the relationship between capitalized costs and proved reserves.  All costs related to production activities, including work-over costs incurred solely to maintain or increase levels of production from an existing completion interval, are charged to expense as incurred.

Other Property and Equipment

Other property and equipment are recorded at cost upon acquisition.  Depreciation of other property and equipment over their estimated useful lives is provided for using the straight-line method over three to seven years.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to the estimated undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

Asset Retirement Obligations

The Company’s asset retirement obligations (ARO) relate to future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and returning such land to its original condition.  The fair value of a liability for an ARO is recorded in the period in which it is incurred and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount.  The liability is accreted each period and the capitalized cost is depleted on a units-of-production basis as part of the full cost pool.  Revisions to estimated AROs result in adjustments to the related capitalized asset and corresponding liability.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 1 — Nature of Operations and Significant Accounting Policies (continued)

Asset Retirement Obligations (continued)

The estimated ARO liability is based on estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements.  The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or increased as a result of a reassessment of expected cash flows and assumptions inherent in the estimation of the liability.  Upward revisions to the liability could occur due to changes in estimated abandonment costs or well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.  AROs are valued utilizing Level 3 fair value measurement inputs.

The following table is a reconciliation of the ARO for the years ended December 31, 2009 and 2008.

	Year Ended December 31, 2009	Year Ended December 31, 2008

Balance at beginning of year	$669,963	$520,240
Accretion expense	43,315	60,200
Additions during period	36,192	89,523

Balance at end of year	$749,470	$669,963

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivables, trade payables and accrued liabilities.  The carrying value of cash and cash equivalents, accounts receivables, payables and accrued liabilities are considered to be representative of their fair value, due to the short maturity of these instruments.  The Company’s derivative instruments are recorded at fair value, as discussed below and in Note 3.  The carrying amount of the Company’s credit facility approximated fair value since borrowings bear interest at variable rates.

Gas Derivative Instruments

The Company enters into commodity derivative contracts to manage its exposure to natural gas price volatility with an objective to achieve more predictable cash flows.  Commodity derivative contracts may take the form of futures contracts, swaps or options.  The Company has elected not to designate its derivatives as cash flow hedges.  All derivatives are initially and subsequently measured at estimated fair value and recorded as assets or liabilities on the consolidated balance sheets and the changes in fair value are recognized as gains or losses in oil and gas revenue in the consolidated statements of operations.

In March 2008, the Financial Accounting Standards Board (FASB) issued authoritative guidance that requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of any gains and losses on derivative instruments and disclosures about credit risk related contingent features in derivative agreements.  The guidance was effective for fiscal years beginning after November 15, 2008.  Accordingly, the Company adopted this guidance as of January 1, 2009.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 1 — Nature of Operations and Significant Accounting Policies (continued)

Income Taxes

Nytis accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the future tax consequences attributable to the future utilization of existing tax net operating losses and other types of carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2009, the Company adopted the authoritative guidance relating to accounting for uncertain tax positions which requires that it recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  The Company did not have any unrecognized tax benefits and, accordingly, there was no effect on its financial condition or results of operations as a result of the adoption.  The amount of unrecognized tax benefits did not change as of December 31, 2009.

Stock-Based Compensation

Compensation cost is measured at the grant date based on the fair value of the awards and is recognized on a straight-line basis over the requisite service period (usually the vesting period).

General and Administrative Expenses

General and administrative expenses are reported net of amounts capitalized pursuant to the full cost method of accounting.  The Company capitalized approximately $670,000 and $665,000 of general and administrative expenses during the years ended December 31, 2009 and 2008, respectively.

Revenue Recognition

The Company accounts for natural gas sales using the entitlements method.  The Company accounts for oil sales when title to the product is transferred. Under the entitlements method, revenue is recorded based upon the Company’s share of volumes sold, regardless of whether the Company has taken its proportionate share of volumes produced.  The Company records a receivable or payable to the extent it receives less or more than its proportionate share of the related revenue.  As of December 31, 2009 and 2008, the Company recorded a current liability of $169,000 and $214,000, respectively, in the accompanying consolidated balance sheets related to its natural gas imbalances.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosure of contingent assets and liabilities.  Significant items subject to such estimates and assumptions include the carrying value of oil and gas properties, the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows and the ceiling test applied to capitalized oil and gas properties, determining the amounts recorded for deferred income taxes, stock-based compensation, fair value of derivative instruments and asset retirement obligations.  Actual results could differ from those estimates and assumptions used.

Impact of Recently Issued Accounting Standards

In June 2009, the FASB issued “FASB Accounting Standards Codification” (Codification), as the single source of authoritative US GAAP for all non-governmental entities, with the exception of the SEC and its staff.  The Codification, which became effective July 1, 2009, changes the referencing and organization of accounting guidance and is effective for interim and annual periods ending after September 15, 2009.  The Company adopted the Codification on July 1, 2009

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 1 — Nature of Operations and Significant Accounting Policies (continued)

Impact of Recently Issued Accounting Standards (continued)

which provides for changes in references to technical accounting literature in the accompanying consolidated financial statements, but did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued new guidance for reporting non-controlling interests in consolidated financial statements.  The guidance establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary, and the guidance became effective for fiscal years beginning on or after December 15, 2008.  The new guidance changes the accounting for minority interests, which is recharacterized as non-controlling interests and classified as a component of equity.  The provisions of the new guidance were applied to all non-controlling interests prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in the consolidated financial statements herein.  The Company adopted this guidance on January 1, 2009, and the adoption did not have an initial material impact on the Company’s consolidated results of operations or financial position.

In January 2010, guidance for fair value measurements and disclosure was updated to require additional disclosures related to transfers in and out of Level 1 and Level 2 fair value measurements and enhanced detail in the Level 3 reconciliation.  The guidance was amended to clarify the level of disaggregation required for assets and liabilities and the disclosure requirements for inputs and valuation techniques used to measure the fair value of assets and liabilities that fall in either Level 2 or Level 3.  The updated guidance will be effective for fiscal years beginning on or after April 1, 2010, with the exception of the Level 3 disaggregation which is effective for fiscal years beginning on or after April 1, 2011.  The adoption will only impact financial statement disclosures.  Refer to Note 3 for further details regarding the Company’s assets and liabilities measured at fair value.

See Note 2 — Change in Method of Determining Oil and Gas Reserves, Note 3 — Fair Value Measurements and Note 10 — Physical Delivery Contracts and Gas Derivatives for additional information on the recent adoption of new authoritative accounting guidance.

Note 2 — Change in Method of Determining Oil and Gas Reserves

In December 2008, the SEC revised its requirements for oil and gas reserves estimation and disclosures and related definitions to align them with current practices and changes in technology.  In January 2010, the FASB issued oil and gas reserve estimation and disclosure authoritative accounting guidance effective for reporting periods on or after December 31, 2009.  This aligns the current oil and gas reserve estimation and disclosure requirements with those of the SEC.  As discussed earlier, the Company follows the full cost method of accounting for which the SEC provides guidance.  Among other things, the SEC and FASB amendments replace the single-day, year-end pricing assumption with a twelve-month average pricing assumption, revise certain definitions and allow the use of certain technologies to establish reserves.

As of December 31, 2009, the Company changed its method of determining the quantities of oil and gas reserves which impacted the amount recorded for depletion and the ceiling test calculation for oil and gas properties.  Under the new rules, the Company prepared its oil and gas reserve estimates as of December 31, 2009 using average, first-day-of-the-month prices during the twelve month period ending December 31, 2009.  In prior years, the Company used year-end spot prices.  The Company calculates depletion for the year using year-end reserves, and as a result, the new rules impacted the amount of depletion recorded for oil and gas properties and the ceiling test calculation for the year ended December 31, 2009.  In addition, under the new guidance, subsequent price increases cannot be considered in the ceiling test calculation.  Another significant provision of the new rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking.

The adoption of the new rules, especially the change in the methodology for pricing utilized to prepare oil and gas reserves and the five year limitation rule for proved undeveloped reserves, had a significant impact on the ceiling test for the Company for the year ended December 31, 2009.  Under the new rules, the Company’s oil and gas properties exceeded the ceiling limitation by approximately $16.1 million.  Under the old rules, the Company would not have exceeded its ceiling

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 2 — Change in Method of Determining Oil and Gas Reserves (continued)

limitations.  In addition, the Company’s depletion rate, calculated under the new rules, increased by approximately 56% compare to the depletion rate calculated using the previous guidelines.  Accordingly, the impact of the adoption of the new rules resulted in a reduction of net income $16.2 million for the year ended December 31, 2009.

Note 3 — Fair Value Measurements

Effective January 1, 2008, the Company adopted the authoritative guidance that applies to all financial assets and liabilities required to be measured and reported on a fair value basis.  Beginning January 1, 2009, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a nonrecurring basis, including other long-lived assets and asset retirement obligations initially measured at fair value.  The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available under the circumstances.  The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.  The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices for identical assets or liabilities in active markets;

Level 2:	Quoted prices in active markets for similar assets or liabilities that are observable for the asset or liability; or

Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

As of December 31, 2009, the Company had derivative instruments that were accounted for at fair value on a recurring basis.  This derivative liability of approximately $124,000 is considered Level 2 in the fair value hierarchy.

Determination of Fair Value

As of December 31, 2009, the Company’s derivative liability consists of natural gas swaps as discussed in Note 10.  The fair value of the natural gas swaps is determined based on both observable and unobservable pricing inputs and therefore, the data sources utilized in the valuation model is considered Level 2 input in the fair value hierarchy.  The counterparty for the derivative instrument is the lender in the Company’s bank credit facility.

The Company’s estimates of fair value of derivatives include consideration of the counterparties’ credit worthiness, the Company’s credit worthiness, and the time value of money.  The consideration of these factors results in an estimated exit price for each derivative asset or liability under a market place participant’s view.

Nonrecurring Fair Value Measurements

Fair value used in the initial recognition of asset retirement obligations is determined based on the present value of expected future dismantlement costs incorporating the Company’s best estimate of inputs used by industry participants when valuing similar liabilities.  Accordingly, the fair value is based on unobservable pricing inputs and therefore, is considered Level 3 in the fair value hierarchy.  During the year ended December 31, 2009, the Company recorded asset retirement obligation additions of approximately $36,000.  See Note 1 for additional information.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 4 — Dispositions

During 2009, the Company received approximately $2.7 million relating to two separate farmout agreements with terms of 5 and 10 years, respectively.  Under the terms of the agreements, the co-parties earn an interest in specific undeveloped acreage in Kentucky and West Virginia by completing a defined drilling program.  The Company may participate up to a maximum of 50% working interest in the drilling of any well and retains an overriding royalty ranging between 2% and 5%.  If the drilling commitments are not completed by the co-parties, the unearned acreage is retained by the Company.  The proceeds from these farmout agreements were recorded as a reduction of the Company’s investment in its oil and gas properties.

Note 5 — Property and Equipment

Net property and equipment at December 31, 2009 and 2008 consists of the following:

	Year Ended December 31, 2009	Year Ended December 31, 2008

Oil and gas properties
Proved oil and gas properties	$60,795,447	$59,329,424
Unproved properties not subject to depletion	5,135,018	5,734,533
Accumulated depreciation, depletion, amortization and impairment	(24,057,894)	(5,441,507)
Net oil and gas properties	41,872,571	59,622,450

Furniture and fixtures, computer hardware and software, and other equipment	519,039	443,759
Accumulated depreciation and amortization	(390,852)	(305,638)
Net other property and equipment	128,187	138,121

Total net property and equipment	$42,000,758	$59,760,571

At December 31, 2009 and 2008, the Company had approximately $5.1 million and $5.7 million, respectively, of unproved oil and gas properties not subject to depletion.  The costs not subject to depletion relate to unproved properties that are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties.  The excluded properties are assessed for impairment at least annually.  Subject to industry conditions, evaluation of most of these properties and the inclusion of their costs in amortized capital costs is expected to be completed within five years.

During the years ended December 31, 2009 and 2008, overhead applicable to acquisition, development and exploration activities in the amounts of approximately $670,000 and $665,000, respectively, was capitalized to oil and gas properties.

Depreciation, depletion, amortization and impairment expense related to oil and gas properties for the years ended December 31, 2009 and 2008 was approximately $18.6 million and $1.9 million, respectively.  Depreciation and amortization expense related to furniture and fixtures, computer hardware and software and other equipment for the years ended December 31, 2009 and 2008 was approximately $85,000 and $91,000, respectively.

Note 6 — Bank Credit Facility

On June 21, 2005, the Company entered into a credit facility through the Bank of Oklahoma which has been subsequently amended at various times.  The credit facility matures in May 2010.  No repayments of principal are required until maturity, except to the extent that outstanding balances exceed the borrowing base then in effect; however, the Company has the right both to repay principal at any time and to reborrow.  Subject to the agreement of the Company and the lender, the size of the credit facility may be increased up to $50 million.  As of December 31, 2009, the borrowing base was approximately

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 6 — Bank Credit Facility (continued)

$24.1 million and was reduced to $14.0 million in April 2010 following the sale of certain assets (see Note 16).  The borrowing base is redetermined semi-annually, and the available borrowing amount could be increased or decreased as a result of such redeterminations.  Under certain circumstances the lender may request an interim redetermination.  The facility has variable interest rates based upon the ratio of outstanding debt to the borrowing base.  Rates vary between prime and prime plus .50% for the portion of the loan bearing interest based on the prime rate and between LIBOR plus 2.25% and LIBOR plus 2.90% for the portion of the loan bearing interest at a fixed rate based on LIBOR for certain LIBOR tranches, with a minimum rate of 4.5% per annum for both the prime and LIBOR based loans.

At December 31, 2009, there were approximately $24.0 million in outstanding borrowings under the credit facility.  The Company’s effective borrowing rate at December 31, 2009 was 4.5%.  The credit facility is collateralized by substantially all of the Company’s oil and gas assets.  The credit facility includes terms and covenants that place limitations on certain types of activities, the payment of dividends, and requires satisfaction of certain financial tests.  The Company is in compliance with all covenants associated with the credit agreement as of December 31, 2009.

On May 31, 2010, the Company entered into a new credit facility through the Bank of Oklahoma (see Note 16).

Note 7 — Income Taxes

The provision for income taxes for the years ended December 31, 2009 and 2008 consists of the following:

	Year Ended December 31, 2009	Year Ended December 31, 2008

Current income tax expense	$—	$—
Deferred income tax (benefit) expense	(7,113,000)	471,000
Change in valuation allowance and other	2,329,000	(471,000)

Total deferred income tax (benefit)	$(4,784,000)	$—

The effective income tax rate for the years ended December 31, 2009 and 2008 differed from the statutory U.S. federal income tax rate as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008

Federal income tax rate	(35.0)%	35.0%
State income taxes, net of federal benefit	(5.0)	3.0
Other	(.5)	(13.0)
Increase in valuation allowance and other	14.1	(25.0)

Total income tax (benefit)	(26.4)%	—%

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 7 — Income Taxes (continued)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 2009 and 2008 are presented below:

	December 31, 2009	December 31, 2008

Deferred tax assets
Net operating loss carryforwards	$5,589,000	$3,744,000
Depletion carryforwards	741,000	661,000
Accrual and other	170,000	55,000
Asset retirement obligations	300,000	250,000
Property, plant and equipment	313,000	—
Total deferred tax assets	7,113,000	4,710,000

Deferred tax liability
Property, plant and equipment	—	(4,710,000)

Less valuation allowance	(2,329,000)	—

Net deferred tax asset	$4,784,000	$—

The Company has net operating losses (NOL) of approximately $14.0 million available to reduce future years’ federal taxable income.  The losses expire between 2025 and 2029.  Tax returns are subject to audit by various taxation authorities.  The results of any audits will be accounted for in the period in which they are determined.

The Company believes that the tax positions taken in the Company’s tax returns satisfy the more-likely-than-not threshold for benefit recognition.  Furthermore, the Company believes it has appropriately addressed material book-tax differences.  Nytis is confident that the amounts claimed (or expected to be claimed) in the tax returns reflect the largest amount of such benefits that are greater than fifty percent likely of being realized upon ultimate settlement.  Accordingly, no liabilities have been recorded by the Company.  Any potential adjustments for uncertain tax positions would be a reclassification between the deferred tax asset related to the Company’s NOL and another deferred tax asset.  No penalty or interest would be recorded as the Company is not currently, nor in the past has been, in a taxable income position.

The statute of limitations is closed for the Company’s federal income tax returns for years ending on or before December 31, 2005.

Note 8 — Stockholders’ Equity

Authorized and Issued Capital Stock

The authorized capital stock of Nytis is 101,000 shares, consisting of 100,000 shares of common stock with a par value of $0.01 per share and 1,000 shares of preferred stock with a par value of $0.01 per share.  On May 19, 2005, the Company issued 28,175 shares of common stock for proceeds, including the receipt of a share purchase promissory note, totaling approximately $28.1 million net of share issuance costs of approximately $89,000.  During the years ended December 31, 2009 and 2008, the Company issued 175 and 100 shares of restricted stock, respectively, and 175 shares of restricted stock were forfeited during the year ended December 31, 2009, resulting in 29,375 shares of common stock outstanding at December 31, 2009 and 2008.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 8 — Stockholders’ Equity (continued)

Stock Option Plan

Under the Company’s stock option plan, the aggregate number of options which may be issued to directors, employees and consultants shall not exceed 300.  Any shares to be issued upon exercise of the options would be from newly issued shares.  The option price for incentive stock options granted under the plan shall not be less than 100% of the fair value of the shares subject to the option.  The option price for nonqualified stock options granted under the plan shall not be less than 85% of the fair market value.  The following table summarizes certain information with respect to the Company’s stock option activity for the years ended December 31, 2009 and 2008.  There was no option activity for the year ended December 31, 2009.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Weighted Average Fair Value (Grant Date)

Outstanding — January 1, 2008	175	1,000	7.74
Granted	80	1,150		597.78

Outstanding — December 31, 2008	255	1,047	7.46
Forfeited	(45)	1,067

Outstanding — December 31, 2009	210	$1,043	6.43

Exercisable — December 31, 2009	210	$1,043	6.43

Each option has a duration of ten years from the date of each individual grant.

Stock Option Plan (continued)

The Company has computed the fair value of options granted after January 1, 2006 using the Black-Scholes option pricing model.  In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including risk-free interest rate, volatility, expected dividend yield, and expected option life. Changes to the assumptions could cause significant adjustments to valuation.  The Company did not grant any options for the year ended December 31, 2009.  For stock option grants issued during 2008, the Company estimated volatility factors utilizing weighted averages of comparable published volatilities.  The Company applied the simplified method (the average for the term of the award for vesting) to determine the expected term of grants.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant.  Accordingly, the Company has computed the fair value of all options granted during the year ended December 31, 2008 using the Black-Scholes option pricing model and the following assumptions:

Year Ended December 31, 2008

Expected term — years	5.50
Risk-free rate	3.28%
Expected dividend yield	0.00%
Expected volatility	53.85%

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 8 — Stockholders’ Equity (continued)

The Company expensed approximately nil and $48,000 for the years ended December 31, 2009 and 2008, respectively, relating to options.  In calculating stock option expenses, the Company assumes that there are no forfeitures.  As of December 31, 2009, there was no compensation costs related to non-vested options.

Warrants

Prior to January 1, 2006, the Company granted 1,500 warrants to an officer of the Company.  Any shares to be issued upon exercise of the warrants would be from newly issued shares.  Utilizing the minimum valuation method under the Black-Scholes option price model, the Company determined that the fair value of the warrants at the date of grant was nil.  Each warrant enables the holder to purchase one share of common stock of the Company, at an initial exercise price of $1,000 per share of common stock until expiry on June 1, 2015.  The initial warrant exercise price of $1,000 per share of common stock is to increase annually at 6% starting June 1, 2006 and the exercise price for each of the warrants at December 31, 2009 and 2008 was $1,307 and $1,233, respectively.  Of the 1,500 warrants outstanding at December 31, 2009 and 2008, all are currently exercisable.  There were no warrants granted for the years ended December 31, 2009 and 2008.

Restricted Stock Plan

Under the Company’s restricted stock plan, participants may be granted stock without cost to the participant.  The aggregate number of shares of restricted stock which may be granted under the plan shall not exceed 1,200.  Shares of restricted stock vest upon achieving certain performance targets, which are based on the fair value of the consideration received from the sale or other disposition of shares of the Company’s common stock as a result of a change of control.  The Company cannot reasonably estimate the grant date fair value of these units due to the complexity of the terms of the vesting.  The shares of restricted stock are held in escrow and upon vesting are released to the participants.

The following table summarizes certain information with respect to the Company’s restricted stock plan for the years ended December 31, 2009 and 2008.

Number Outstanding

Outstanding at January 1, 2008	1,100
Granted	100

Outstanding at December 31, 2008	1,200
Granted	175
Forfeited	(175)

Outstanding at December 31, 2009	1,200

The Company continues to account for grants made in 2005 using variable plan accounting.  The Company accounts for grants made after 2005 at their intrinsic value, remeasured at each reporting date through the date of vesting.  The final measurement will be the intrinsic value of the instrument at the vesting date.  The accounting for grants issued subsequent to 2005 is the same because the final measurement of compensation cost will be based on the number of shares of restricted stock that ultimately vest using the market price at the date of vesting (i.e. a date performance criterion is met).  At December 31, 2009 and 2008, the Company estimated that none of the shares of restricted stock issued would vest and accordingly, no compensation cost has been recorded for the years ended December 31, 2009 and 2008.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 8 — Stockholders’ Equity (continued)

Share Promissory Note

On May 19, 2005, the Company received a promissory note totaling approximately $500,000 due from a corporation controlled by an officer of the Company which was outstanding at December 31, 2009 and 2008 in exchange for the issuance of 500 shares of common stock issued to the corporation.  The promissory note bears interest at a rate of 6% per annum compounded annually and is secured under a stock pledge agreement by 500 shares of common stock of the Company and by a personal guarantee by the officer.  The promissory note, including accrued interest, is payable on the earlier of (i) June 1, 2012 or (ii) the date upon which the Company or any successor to the Company registers any class of its securities under Section 12 of the Securities Exchange Act of 1934 (the 1934 Act), is required to file periodic reports under Section 15(d) of the 1934 Act, or files a registration statement under the Securities Act of 1933, as amended.  At December 31, 2009 and 2008, the promissory note including accrued interest totaled approximately $655,000 and $618,000, respectively.

Restricted Membership Plan

On March 16, 2006, a restricted membership interest plan (the Plan) was approved for Nytis LLC.  The objective of the Plan is to provide key employees equity ownership in Nytis LLC.  The Plan provides for vesting and forfeiture provisions based on (i) the Company achieving a target internal rate of return upon certain changes in control with regard to the Company, Nytis LLC, or substantially all of the assets of the Company and (ii) the employee’s continued employment.  In 2008 the Plan was amended so that the interests available for grant under the Plan would not exceed five percent of the membership interest in Nytis LLC.  The following table summarizes certain information with respect to the Plan for the years ended December 31, 2009 and 2008.

Percentage Outstanding

Outstanding at January 1, 2008	2.85
Granted	2.15
Forfeited	(.25)

Outstanding at December 31, 2008	4.75
Granted	.30
Forfeited	(.15)

Outstanding at December 31, 2009	4.90%

This plan is similar to the restricted stock plan discussed earlier.  The Company accounts for grants under the restricted membership plan at their intrinsic value, remeasured at each reporting date.  The final measure of compensation cost is based on the membership interests that ultimately vest and the market price at the date the performance criteria are met.  At December 31, 2009 and 2008, the Company estimated that none of the membership interests issued would vest and accordingly, no compensation cost has been recorded for the years ended December 31, 2009 and 2008.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 9 — Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008

Accounts payable	$224,597	$4,561
Oil and gas revenue payable to oil and gas property owners	554,188	589,658
Production taxes payable	13,035	22,647
Accrued drilling costs	171,016	592,389
Accrued lease operating costs	252,667	110,073
Accrued ad valorem taxes	342,099	3,948
Other accrued liabilities	348,628	525,291

Total accounts payable and accrued liabilities	$1,906,230	$1,848,567

Note 10 — Physical Delivery Contracts and Gas Derivatives

The Company has historically used commodity-based derivative contracts to manage exposures to commodity price on certain of its gas production.  The Company does not hold or issue derivative financial instruments for speculative or trading purposes.  Nytis also enters into gas physical delivery contracts to effectively provide gas price hedges.  Because these contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives.  Therefore, these contracts are not recorded at fair value in the consolidated financial statements.

The Company has fixed price contracts requiring physical deliveries for approximately 215 Mcf per day for an average sales price of $5.83, which expire in 2010 and 2014.

At December 31, 2009, other than the above mentioned contracts, the Company’s other gas sales contracts approximate index prices.

During the year ended December 31, 2009, the Company entered into fixed price natural gas swaps.  The Company hedged the difference between the New York Mercantile Exchange (NYMEX) price and fixed prices ranging between $4.60 and $5.20 per MMBtu.  The gains or losses and changes in fair value of these derivative instruments are recorded in earnings and recognized in oil and gas revenue in the consolidated statements of operations.  As of December 31, 2009, the Company had fixed price swaps in place covering a total of 40,000 MMBtu, which expire in 2010.

During 2008, the Company had fixed price natural gas swaps that hedged the difference between NYMEX price and fixed prices ranging between $8.98 and $9.69 per MMBtu.  The gains or losses and changes in fair value of these derivative instruments were recorded in earnings and recognized in oil and gas revenue in the consolidated statements of operations.  As of December 31, 2008, the Company had a fixed price swap in place that covered a total of 30,000 MMBtu, which expired in March 2009.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 10 — Physical Delivery Contracts and Gas Derivatives (continued)

The following table summarizes the fair value of the derivatives recorded in the consolidated balance sheets.  These derivative instruments are not designated as cash flow hedging instruments for accounting purposes:

	December 31, 2009	December 31, 2008
Commodity derivative contracts:
Current assets	$—	$118,000
Current liabilities	$124,000	$—

The table below summarizes the realized and unrealized gains and losses related to the Company’s derivative instruments for the years ended December 31, 2009 and 2008.  These realized and unrealized gains and losses are recorded and included in oil and gas revenue in the accompanying consolidated statements of operations.

	December 31, 2009	December 31, 2008
Commodity derivative contracts:
Realized gains (losses)	$469,000	$(11,000)
Unrealized (losses) gains	(242,000)	118,000

Total realized and unrealized gains	$227,000	$107,000

The counterparty in all of the Company’s derivative instruments is the lender in the Company’s bank credit facility; accordingly, the Company is not required to post collateral since the bank is secured by the Company’s oil and gas assets.

Note 11 — Curtailment of Gas Deliveries

Due to various operational, demand and capacity issues on Columbia Gas Transmission Company in eastern Kentucky and southern West Virginia, the Company had approximately nil, and 18% of its production shut-in for the years ended December 31, 2009 and 2008, respectively.

Note 12 — Commitments

The Company has entered into employment agreements with certain executives and officers of the Company.  The initial term of the agreements generally range from one to two years and provide for renewal provisions in one year increments thereafter.  The agreements provide for, among other items, severance and continuation of benefit payments upon termination of employment or certain change of control events.

Note 13 — Retirement Savings Plan

The Company outsources certain payroll and human resource functions to an administrative company.  In conjunction with this arrangement, the Company has a 401(k) plan available to eligible employees.  The plan provides for 6% matching which vests immediately.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 14 — Related Party Transactions

Nytis Exploration Company (NEC) is an independent oil and gas company whose nature of its business is the exploration, development, production, marketing and sale of oil, gas, coalbed methane and other hydrocarbons in locations other than the United States.  NEC has substantially the same shareholders as the Company.  The Company has engaged NEC to assist in the management, direction and supervision of the operations and business functions of the Company.  A service agreement between the Company and NEC provides for certain restrictions on NEC’s authority to perform acts in connection with the business of the Company and establishes provisions for the compensation of NEC in performing these duties.  General and administrative expenses charged by NEC to the Company for the years ended December 31, 2009 and 2008 were approximately $964,000 and $708,000, respectively.  At December 31, 2009 and 2008, the Company owed NEC approximately $5.5 million and $4.5 million, respectively.  This payable consists primarily of charges incurred under the service agreement and advances made for capital expenditures and other miscellaneous general and administrative expenses.  As discussed in Note 16, proceeds from the sale of certain oil and gas assets will be used to pay down the related party payables.

Note 15 — Supplemental Cash Flow Disclosure

Supplemental cash flow disclosures for the years ended December 31, 2009 and 2008 are presented below:

	Year Ended December 31, 2009	Year Ended December 31, 2008

Cash paid for interest payments	$1,167,000	$1,336,000

Non-cash transactions:
Increase in net asset retirement obligations	$36,000	$150,000
Decrease in accounts payable and accrued liabilities included in oil and gas properties	$(166,000)	$(80,000)
Increase in interest receivable on promissory note	$37,000	$35,000

Note 16 — Subsequent Events

In March 2010, the Company sold all of its interests in the Pennsylvania assets owned by Nytis LLC and Nytis Pennsylvania to a third party for $30.2 million, net of normal adjustments and transaction fees, with an effective date of February 1, 2010.  Proceeds from this sale were used to reduce outstanding borrowings due under the Company’s credit facility (Note 6) and accounts payable due NEC (Note 14), to pay resultant taxes due to the sale of these assets and distribute funds to members of Nytis Pennsylvania.

On May 31, 2010, the Company amended its credit facility (Note 6) with the Bank of Oklahoma.  The credit facility matures in May 2012.  No repayments of principal are required until maturity, except to the extent that outstanding balances exceed the borrowing base then in effect; however, the Company has the right both to repay principal at any time and to reborrow.  Subject to the agreement of the Company and the lender, the size of the credit facility may be increased up to $50.0 million.  As of December 31, 2010, the borrowing base was $8.0 million.  The borrowing base is redetermined semi-annually, and the available borrowing amount could be increased or decreased as a result of such redeterminations.  Under certain circumstances the lender may request an interim redetermination.  The facility has variable interest rates based upon the ratio of outstanding debt to the borrowing base.  Interest rates are based on either an Alternative Base Rate or LIBOR.  The portion of the loan based on an “Alternate Base Rate” is determined by the rate per annum equal to the greatest of the following: (a) the Federal Funds Rate for such day plus one-half of one percentage point, (b) the Prime Rate for such day or (c) LIBOR for a one-month LIBOR Interest Period plus one percentage point; plus 1.5%.  The portion based on LIBOR is determined by the rate per annum equal to LIBOR plus between 2.5% and LIBOR plus 3.25% for each LIBOR tranche.

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 16 — Subsequent Events (continued)

For all debt outstanding regardless of whether the loan is based on the Alternative Base Rate or LIBOR, there is a minimum floor of 4.5% per annum.  In addition, the credit facility includes a hedging component that provides a line of credit under commodity swap, exchange, collar, cap and fixed price agreements and agreements designated to protect the Company against changes in interest and currency exchange rates.  The maximum amount of credit on this line is $2.7 million.  The credit facility is collateralized by substantially all of the Company’s oil and gas assets.  The credit facility includes terms that place limitations on certain types of activities and the payment of dividends, and requires satisfaction of a current ratio (the ratio of current assets to current liabilities) of 1.0 to 1.0 and a maximum Funded Debt Ratio (the ratio of the outstanding balance of all interest bearing indebtedness to the sum of EBITDAX (net income plus interest expense, income taxes, depreciation, depletion, amortization, exploration and impairment expenses and other non-cash charges) for the most recently completed four consecutive fiscal quarters) of 3.5 to 1.0 as of the end of any fiscal quarter.

In February 2011, in a stock-for-stock transaction, the Company became a subsidiary of St. Lawrence Seaway Corporation, a Delaware corporation with offices in Norwalk, Connecticut, pursuant to a January 31, 2011 Agreement and Plan of Merger.

Also in February 2011, the Company entered into an Asset Purchase Agreement (“APA”) with Interstate Gas Company, LLC ( a private limited liability company) and certain related parties to purchase, for $29.6 million (subject to adjustment at closing) certain oil and natural gas properties and other assets related thereto, all located in eastern Kentucky and four counties in West Virginia.  Subject to results of the Company’s due diligence, the APA is scheduled to close in April 2011.  The APA may be terminated by either party for specific reasons including if the closing does not occur on or before April 30, 2011, if the total purchase price adjustments exceed $3 million, or if either party has violated or breached any of its material agreements, representations or warranties.  If the APA is terminated due to the Company not fulfilling specific obligations under the APA, the Company will forfeit its deposit of $450,000 paid at the date of executing the APA.

Note 17 — Supplemental Financial Data — Oil and Gas Producing Activities (unaudited):

Estimated Proved Oil and Gas Reserves

The reserve estimates as of December 31, 2009 presented herein were made in accordance with oil and gas reserve estimation and disclosure authoritative accounting guidance issued by the FASB effective for reporting periods ending on or after December 31, 2009.  This guidance was issued to align the accounting oil and gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule, “Modernization of Oil and Gas Reporting,” which was also effective for fiscal years ending on or after December 31, 2009.

The new guidance includes updated definitions of proved oil and gas reserves, proved undeveloped oil and gas reserves, oil and gas producing activities and other terms used in estimating proved oil and gas reserves.  Proved oil and gas reserves as of December 31, 2009 were calculated based on the prices for oil and gas during the twelve month period before the reporting date, determined as an un-weighted arithmetic average of the first-day-of-the month price for each month within such period, rather than the year-end spot prices, which had been used in years prior to 2009.  This average price is also used in calculating the aggregate amount and changes in future cash inflows related to the standardized measure of discounted future cash flows.  Undrilled locations can be classified as having proved undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.  The new guidance broadened the types of technologies that a company may use to establish reserve estimates and also broadened the definition of oil and gas producing activities to include the extraction of non-traditional resources, including bitumen extracted from oil sands as well as oil and gas extracted from shales.  Prior period data presented throughout this footnote is not required to be, nor has it been, updated based on the new guidance.

The effect of adopting the new guidance negatively impacted the Company’s estimated quantity of total proved reserves as of December 31, 2009 by approximately 24.6 Bcfe primarily due to pricing methodology changes and the five-year limit on proved undeveloped reserves.

The Company’s estimates of its net proved, net proved developed, and net proved undeveloped oil and gas reserves and changes in its net proved oil and gas reserves for 2009 and 2008 are presented in the table below.  Proved oil and gas

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 17 — Supplemental Financial Data — Oil and Gas Producing Activities (unaudited): (continued)

reserves are those quantities of oil and gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.  Existing economic conditions include the average prices for oil and gas during the twelve month period before the reporting date for 2009 and the year-end spot prices for oil and gas for 2008, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.  Prices do not include the effects of commodity derivatives.  Existing economic conditions include year-end cost estimates for all years presented.  The reserve information presented below is based on estimates of net proved reserves as of December 31, 2009 and 2008 that were prepared by internal petroleum engineers in accordance with guidelines established by the SEC.

Proved developed oil and gas reserves are proved reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well or (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

The Company’s oil and gas properties produce principally natural gas with nominal oil or natural gas liquids.  Accordingly, the Company’s reserves, located in the United States, consist solely of natural gas.

	2009	2008
	Natural Gas (MMcf)

Proved reserves, beginning of year	71,406	41,331
Revisions of previous estimates	(35,628)	(10,844)
Extensions and discoveries	7,974	42,676
Production	(1,341)	(1,057)
Sales of reserves in-place	—	(700)
Proved reserves, end of year	42,411	71,406

Proved developed reserves at:
End of Year	20,076	24,170
Proved undeveloped reserves at:
End of Year	22,335	47,236

Aggregate Capitalized Costs

The aggregate capitalized costs relating to oil and gas producing activities at the end of each of the years indicated were as follows:

	2009	2008
	(In thousands)
Oil and gas properties
Proved oil and gas properties	$60,795	$59,329
Unproved properties not subject to depletion	5,135	5,735
Accumulated depreciation, depletion, amortization and impairment	(24,058)	(5,442)
Net oil and gas properties	41,872	59,622

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 17 — Supplemental Financial Data — Oil and Gas Producing Activities (unaudited): (continued)

Costs Incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities

The following costs were incurred in oil and gas property acquisition, exploration, and development activities during the years ended December 31, 2009 and 2008:

	2009	2008
	(In thousands)
Property acquisition costs:
Unproved properties	$29	$635
Development costs	3,106	6,313
Gathering facilities	465	—
Asset retirement obligation	36	89
Total costs incurred	$3,636	$7,037

The Company’s investment in unproved properties as of December 31, 2009, by the year in which such costs were incurred is set forth in the table below:

	2009	2008	2007 and Prior
	(In thousands)

Acquisition costs	$29	$635	$4,471

Results of Operations from Oil and Gas Producing Activities

Results of operations from oil and gas producing activities for the years ended December 31, 2009 and 2008 are presented below:

	2009	2008
	(In thousands)

Oil and gas sales	$5,903	$9,830
Expenses:
Production expenses	2,672	1,789
Depletion expense	2,540	1,940
Ceiling test write-down of oil and gas properties	16,077	—
Accretion of asset retirement obligations	43	60
Total expenses	21,332	3,789
Results of operations from oil and gas producing activities	$(15,429)	$6,041

Depletion rate per Mcfe	$1.89	$1.84

Standardized Measure of Discounted Future Net Cash Flows

Future oil and gas sales are calculated applying the prices used in estimating the Company’s proved oil and gas reserves to the year-end quantities of those reserves.  Future price changes were considered only to the extent provided by contractual arrangements in existence at each year-end.  Future production and development costs, which included costs related to plugging of wells, removal of facilities and equipment, and site restoration, are calculated by estimating the expenditures to be incurred in producing and developing the proved oil and gas reserves at the end of each year, based on year-end costs and assuming continuation of existing economic conditions.  Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the estimated future pretax net cash flows relating to proved oil and gas reserves,

NYTIS EXPLORATION (USA) INC.

Notes to Consolidated Financial Statements

For the years ended December 31, 2009 and 2008.

Note 17 — Supplemental Financial Data — Oil and Gas Producing Activities (unaudited): (continued)

less the tax basis of the properties involved.  The future income tax expenses give effect to tax deductions, credits, and allowances relating to the proved oil and gas reserves.  All cash flow amounts, including income taxes, are discounted at 10%.

Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the Company’s proved reserves. Management does not rely upon the information that follows in making investment decisions.

	2009	2008
	(In thousands)

Future cash inflows	$179,273	$431,250
Future production costs	(47,387)	(69,146)
Future development costs	(28,675)	(77,001)
Future income taxes	(22,583)	(96,691)
Future net cash flows	80,628	188,412
10% annual discount	(59,988)	(137,211)
Standardized measure of discounted future net cash flows	$20,640	$51,201

The adoption of the oil and gas reserve estimation and disclosure authoritative accounting guidance issued by the FASB effective for reporting periods ending on or after December 31, 2009 had an approximately $34.3 million effect on the Company’s standardized measure of discounted future net cash flows as of December 31, 2009, which decreased primarily due to a change in the five-year limit on proved undeveloped reserves and the decrease in prices used in calculating the standardized measure of discounted future net cash flows under the new guidance.

Changes in the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

An analysis of the changes in the standardized measure of discounted future net cash flows during each of the last two years is as follows:

	2009	2008
	(In thousands)

Standardized measure of discounted future net cash flows, beginning of year	$51,201	$55,930
Sales of oil and gas, net of production costs and taxes	(3,584)	(7,931)
Price revisions	(28,243)	(18,140)
Extensions, discoveries and improved recovery, less related costs	1,926	16,905
Changes in estimated future development costs	32,710	16,926
Development costs incurred during the period	2,481	3,992
Quantity revisions	(21,773)	(13,575)
Accretion of discount	5,642	6,336
Net changes in future income taxes	(565)	2,216
Sales of reserves-in-place	—	(819)
Changes in production rates (timing) and other	(19,155)	(10,639)
Standardized measure of discounted future net cash flows, end of year	$20,640	$51,201